Exhibit 99.1

Pages 18-20 of the 2011 Proxy Statement

RELATED PARTY TRANSACTIONS

The Monitoring & Oversight Termination Agreement (the “M&O Termination Agreement”), dated as of November 16, 2010, by and among the Company, BCI Communications, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company, Unitek USA, LLC, a Delaware limited liability company, UniTek Holdings, Inc., a Delaware corporation (together with its successors, “Holdings”), UniTek Midco, Inc., a Delaware corporation and UniTek Acquisition, Inc., a Delaware corporation, and HM Capital Partners I, LP, a Delaware limited partnership (together with its successors, “HM LP”).

In conjunction with the September 27, 2007 entry into the First Lien Credit Agreement and the Second Lien Credit Agreement, the Company and HM Capital entered into a Financial Advisory Agreement relating to the provision of certain financial and strategic advisory services and consulting services. Beginning on October 1, 2007, the Company entered into a Monitoring and Oversight Agreement (the “M&O Agreement”) with HM Capital that provides for an annual base fee of either $0.5 million or an annual monitoring fee of 2.0% of the budgeted consolidated annual EBITDA of UniTek Holdings, Inc. and its subsidiaries, whichever is higher. In connection with the Berliner transaction, the Company entered into an Amended and Restated Monitoring and Oversight Agreement with HM Capital. Pursuant to the M&O Agreement, the Company will pay HM Capital an annual fee of $0.7 million for calendar year 2010, $0.7 million for calendar year 2011 and $0.8 million for calendar year 2012 and for each calendar year thereafter. Each annual fee will be payable quarterly; however, no payment is due unless the Company meets a total leverage ratio defined in the M&O Agreement. In the event the ratio is not achieved, the annual fee will accrue until any subsequent quarter in which the covenant level is exceeded at which time all accrued and unpaid payments will become due and payable. For the years ended December 31, 2010 and 2009, the Company incurred $0.6 million and $0.7 million, respectively, in monitoring and oversight fees including expenses. The $0.6 million relating to the year ended December 31, 2010, was paid in April 2011, upon the achievement of the leverage ratio threshold defined in the M&O agreement. Such payment is expected to be made at the end of the first quarter of 2011. Additionally, the M&O Agreement also provides for a financial advisory fee equal to 1.5% of the purchase price for all subsequent transactions plus reimbursable expenses. For the years ended December 31, 2010 and 2009, the Company incurred zero and $0.1 million, respectively, in such fees.

The Company also agreed to indemnify HM LP, its affiliates, and their respective directors, partners, officers, controlling persons, agents and employees, collectively referred to as the Indemnified Persons, from and against any and all claims, liabilities, losses, damages and expenses incurred by any Indemnified Person (including those arising out of an Indemnified Person’s negligence and reasonable fees and disbursements of the Indemnified Person’s counsel) related to or arising out of (i) actions taken or omitted to be taken by the Company, (ii) actions taken or omitted to be taken by an Indemnified Person with the Company’s consent or in conformity with the Company’s instructions or the Company’s actions or omissions or (iii) HM LP’s engagement that do not result primarily from the bad faith, gross negligence or willful misconduct of such Indemnified Persons.

The M&O Agreement would expire upon the earlier of September 27, 2017 or a buyout of the M&O Agreement. We were obligated to buy out the M&O Agreement upon the first to occur of (1) any sale or distribution by the Company or our subsidiaries to the public of our or their capital stock and, in connection therewith, the capital stock of the Company or our subsidiaries becoming listed on an established stock exchange or a national market system; (2) any consolidation or merger of the Company with or into another entity or other business combination or transfer of securities of the Company by any of its stockholders or a series of transactions in which the stockholders of the Company immediately prior to such transaction own less than 50% of the equity of the Company or HM LLC or any fund or management company affiliated therewith owns less than 25% of the equity of the Company; (3) any sale, license, transfer or disposition of all or substantially all of the assets of the Company; or (4) the Special Committee’s approval of the Company buying out the M&O Agreement.

Peter Brodsky and Joseph Colonnetta, two of our directors, are Partners, and Daniel Hopkin, formerly one of our directors, is a Vice President of HM LLC, which is an affiliate of HM LP.

In connection with the registered public offering of our Common Stock, which closed on November 16, 2010 (the “Offering”), the parties to the M&O Agreement agreed to terminate the M&O Agreement and pay a termination fee of $4.3 million (payable in cash or stock, as described below) that became payable once the following two conditions are met:

•	The Sector Performance Fund, which is an affiliate of HM LP, sells its entire ownership stake in the Company, and
•
The average price per share of Common Stock realized by the Sector Performance Fund is above its basis, which basis will be calculated as of the closing of the Offering when the Series B Convertible Preferred Stock, par value $0.00002 per share (the “Series B Preferred”), owned by the Sector Performance Fund converts into Common Stock.

If the two conditions above are met and the termination payment becomes payable, we will be entitled to satisfy this obligation in either cash or shares of our Common Stock, at our sole discretion. If payment is made in shares of our Common Stock, the stock price would be calculated using the 20-day trailing average share price as of the date that the two conditions above are met and the termination payment becomes payable. As of the date of this filing, these conditions have not been met.

The Credit Support Termination Agreement (the “Credit Support Termination Agreement”), dated as of November 16, 2010, by and among the Sector Fund, SPF SBS LP, a Delaware limited partnership, Holdings and the Company.

In connection with the Merger, Berliner and UniTek entered into a Credit Support Agreement (the “Credit Support Agreement”) with Sector Performance Fund, LP and SPF SBS LP, who are affiliates of HM Capital Partners LLC, whereby Berliner and UniTek paid Sector Performance Fund, LP and SPF SBS LP a credit support fee in exchange for the continued guaranty of UniTek’s performance under the $35 million revolving credit facility with BMO Capital Markets Financing, Inc. (the “Holdings Revolving Facility”). The credit support fee was equal to 6% (or the maximum contract rate of interest permitted by law if less than 6%) on the aggregate of the outstanding principal amount and interest payable under the Holdings Revolving Facility. The credit support fee was paid quarterly in arrears in cash, or, at the option of the Company, in shares of Series B Preferred which will be issued quarterly; provided, that if the First Lien Credit Agreement or the Second Lien Credit Agreement, dated as of September 27, 2007, by and among Acquisition, Midco, certain subsidiaries of Acquisition as guarantors, the initial lenders, Royal Bank of Canada, as administrative agent and collateral agent for the lenders and RBC Capital Markets, as lead arranger and book-runner, do not permit the payment of the credit support fee in cash, then such fee will be paid in shares of Series B Preferred.

Peter Brodsky and Joseph Colonnetta are a former Partner and Partner, respectively, and Daniel Hopkin, our former director, is a Vice President of HM LLC, which is an affiliate of Sector Performance Fund and SPF, or the Credit Support Parties. Furthermore, Peter Brodsky and Joseph Colonnetta are each executive officers or former executive officers of the ultimate general partner of each of the Credit Support Parties and they each own an interest in such general partner. Daniel Hopkin is an officer of the ultimate general partner of each of the Credit Support Parties and owns an interest in the general partner of Sector Performance Fund, our controlling stockholder. For the year ended December 31, 2010, the Company recorded $1.0 million for the credit support fee. The Company paid approximately $0.8 million of this expense in shares of Series B Preferred and the remaining $0.2 million in cash from the proceeds of the Offering. The Credit Support Termination Agreement terminated the Company’s Credit Support Agreement upon the consummation of the Offering and the repayment in full of all indebtedness under the BMO Loan (as defined in the Credit Support Agreement). The BMO Loan was repaid in full with proceeds of the Offering.

Series B Stock Conversion Agreement (the “Conversion Agreement”), dated as of November 16, 2010, by and among the Company and the holders of the Series B Preferred, set forth on the signature pages thereto.

In January 2010, the Company issued 250,000 shares of its Series B Convertible Preferred Stock for aggregate proceeds of $12.5 million. Upon issuance, the Series B Preferred had an optional conversion feature to common stock, such that the initial conversion ratio was 50 shares of common stock for each share of Series B Preferred, subject to standard anti-dilution adjustments for stock splits, dividends and similar events. In addition, in the event of liquidation, dissolution or winding up of the Company, the Series B Preferred had a liquidation preference. The holders of the Series B Preferred included Sector Performance Fund, SPF, C. Scott Hisey, our Chief Executive Officer, Peter Giacalone, our Chairman of the Board and President, Daniel Yannantuono, the Chief Executive Officer of our DirectSat USA subsidiary, Elizabeth Downey, our Chief Administrative Officer and Dean MacDonald, one of our directors.

In connection with the Offering, the Company entered into an agreement with the holders of the Series B Preferred to satisfy the Liquidation Preference that the Series B Preferred holders were entitled to as a result of the Offering by issuing to those holders shares of common stock. The parties agreed that the fair value of the common stock for purposes of the satisfaction of the Liquidation Preference would be defined as the public offering price in the Offering of $9.50 (adjusted for the one-for-two reverse stock split on December 21, 2010), less a 6.5% discount, which resulted in the issuance of 2,986,066 shares of common stock in exchange for all outstanding shares of Series B Preferred.